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                                                                    EXHIBIT 4.07


                      NON-STATUTORY STOCK OPTION AGREEMENT
                      HARRIS COMPUTER SYSTEMS CORPORATION

         This Stock Option Agreement ("Agreement") is entered into as of the 5th day of March, 1996, between Harris Computer Systems Corporation (the "Corporation"), a Florida corporation having its principal office in Ft. Lauderdale, Florida, and Robert L. Carberry (the "Employee"), an executive of the Corporation.

         1. THE OPTION. The Corporation hereby grants to the Employee a Non-Statutory Stock Option (the "Option") to purchase an aggregate of 311,000 shares of Common Stock of the Corporation at the price of $10.67 per share, subject to the following conditions:

                  (a) The Option shall not be exercisable to any extent until and unless the Employee shall have remained continuously in the employ of the Corporation for one year from the date hereof.

                  (b) During the lifetime of the Employee, the Option shall be exercisable only by the Employee, and (except when Section 2 is applicable) only while the Employee continues as an employee of the Corporation.

                  (c) Notwithstanding any other provision of this Agreement, the Option shall expire no later than ten years from the date of this Agreement, and shall not be exercisable thereafter.

                  (d) The number of shares of Common Stock with respect to which the Option may be exercised from time to time is limited to the following percentages of the aggregate number of shares optioned hereby:

                      (i) After the end of one year and prior to the end of two years from the date hereof, not more than thirty-three percent (33.333%);

                      (ii) After the end of two years and prior to the end of three years from the date hereof, not more than sixty-six percent (66.666%);

                      (iii) After the end of three years from the date hereof, one- hundred percent (100%).

                  (e) Upon a Change in Control, any outstanding Option shall immediately become exercisable. Notwithstanding the foregoing, the currently contemplated transaction with Concurrent Computer Corporation (including any modifications to such transaction) shall not constitute a Change of Control.

         2.       TERMINATION OF EMPLOYMENT

         (a) Death, Disability and Termination of Employment. The rights of Employee upon Termination of employment for disability, for cause and without cause, and the rights of the executor or administrator of Employee's estate (or the person or persons to whom Employee's rights under this Option pass by the Employee's will or the laws of descent and distribution), with respect to the Option are set forth in a written employment agreement entered into between Employee and

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Corporation on or before the date hereof ("Employment Agreement")
(which term shall include any amendment or replacement to the Employment Agreement).

         (b) Retirement. In the event of retirement of the Employee, the Option shall be exercisable by the Employee only within thirty-six (36) months following such cessation of employment, but no later than the expiration date described in Section 1(c) and to the extent that the Option was exercisable at the date of such cessation of employment, and no more.

         (c) Other Agreements. Unless otherwise explicitly provided herein, in the event of a conflict between the provisions of this Agreement and

         3. EXERCISE OF OPTION. The Option may be exercised by delivering to the Corporation at the office of the Corporate Secretary (i) a written notice, signed by the person entitled to exercise the Option, stating the number of shares such person then elects to purchase hereunder, (ii) payment in an amount equal to the full purchase price of the shares then to be purchased, and (iii) in the event the Option is exercised by any person other than the Employee, evidence satisfactory to the Corporation that such person has the right to exercise the Option. Payment shall be made (a) in cash, (b) in previously acquired shares of Common Stock of the Corporation, valued at their Fair Market Value on the day preceding the exercise date of the Option, or (c) in any combination of cash and such shares. Shares tendered in payment of the purchase price which have been acquired through an exercise of a stock option shall have been held at least six (6) months prior to exercise of the Option. Upon the due exercise of the Option, the Corporation shall issue in the name of the person exercising the Option, and deliver to the Employee, one or more certificates for the shares in respect of which the Option shall have been so exercised. The Employee acknowledges that the Employee does not have any rights as a shareholder in respect of any shares as to which the Option shall not have been duly exercised and that no rights as a shareholder shall arise in respect of any such shares until and except to the extent that a certificate or certificates for such shares shall have been issued.

         4. PROHIBITION AGAINST TRANSFER. The Option and rights granted by the Corporation under this Agreement are not transferable except by will or the laws of descent and distribution. Without limiting the generality of the foregoing, the Option may not be assigned, transferred except as aforesaid, pledged or hypothecated, shall not be assignable by operation of law, and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, or the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect.

         5. ADJUSTMENTS. In case there shall be a merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure such that shares of Common Stock are changed into or become exchangeable for a larger or smaller number of shares, the number of shares subject to outstanding Options shall be increased or decreased in direct proportion to the increase or decrease in the number of shares of Common Stock by reason of such change in corporate structure. The number of shares shall always be a whole number, and the purchase price per share of any outstanding Options shall, in the case of an increase in the number of shares, be proportionately reduced, and in the case of a decrease in the number of shares, shall be proportionately increased.

         6. EMPLOYMENT BY PARENT, SUBSIDIARY OR SUCCESSOR. For the purpose of this Agreement, employment by a parent or subsidiary of or a successor to the Corporation shall be considered employment by the Corporation. "Parent" and "subsidiary" as used herein shall have the

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meaning of "parent" and "subsidiary corporation," respectively, as defined in
Section 424 of the Internal Revenue Code of 1986, as amended, or subsequent comparable statute.

         7. COMMITTEE. The Committee administering the Corporation's Stock Incentive Plan shall have authority, subject to the express provisions of this Option Agreement, to construe this Agreement and to correct any defect or supply any omission or reconcile any inconsistency between this Agreement and the Employment Agreement ("Employment Agreement") between the Corporation and Employee dated March 5, 1996.

         8. MISCELLANEOUS. Words such as "herein", "hereof" and "hereunder" when used in this Agreement shall refer to this Agreement as a whole unless the context otherwise requires. This Agreement, together with the Employment Agreement between Employee and Corporation, constitute the entire agreement and supersede all prior agreements and understandings, both oral and written, between the parties hereto with respect to the subject matter hereof, and, except as expressly provided herein and therein, are not intended to confer upon any person other than the parties hereto any rights or remedies. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. This Agreement may be amended or modified only in a written document executed by both of the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Stock Option Agreement in duplicate as of the day and year first above written.



                                            HARRIS COMPUTER SYSTEMS CORPORATION



                                            By:
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                                               C. Shelton James
                                               Chairman, Compensation Committee




                                            -----------------------------------
                                            ROBERT L. CARBERRY